Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  January 29, 2020

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS FOURTH QUARTER 2019 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary Fidelity Deposit and Discount Bank,  announced net income for the year ended December 31, 2019 of $11.6 million,  or $3.03 diluted earnings per share,  compared to $11.0 million, or $2.90 diluted earnings per share, for the year ended December 31, 2018.  The $0.6 million, or 5%, growth in net income resulted primarily from $1.3 million higher net interest income combined with a  $1.0 million increase in non-interest income and $0.4 million lower provision for loan losses, partially offset by a  $1.8 million increase in operating expenses.    Operating expenses included $0.4 million, or $0.11 per share, of merger-related expenses incurred in the process of acquiring MNB Corporation during 2019.  The Company achieved a  $54.3 million, or 6%, increase in average interest-earning assets funded by a  $55.5 million increase in average deposits and a  $11.7 million increase in average shareholders’ equity partially offset by $6.4 million less in average borrowings during 2019 compared to 2018.    Return on average assets (ROA) and return on average equity (ROE) were 1.18% and 11.49%, respectively, for 2019 and 1.20% and 12.36%, respectively, for 2018.

“2019 marked a successful year for Fidelity Bank, with record net income. Earnings per share increased, and our returns on average assets and equity continued to be strong.” stated Daniel J. Santaniello, President and Chief Executive Officer.  “Fidelity Bank reached this mark by increasing loans, deposits, and non-interest income, while coupling it with disciplined expense management.  In 2019, Fidelity Bank expanded the branch network by opening a new branch in Mountain Top, Pennsylvania.”

Mr. Santaniello further commented, “Fidelity Bank’s strategy of building long-term shareholder value is supported through strong capital levels and bankers committed to superior client experiences. The continued success of the strategy is supplemented by inorganic market expansion.  The Fidelity bankers are focused on successfully completing the anticipated acquisition and integration of MNB Bancorp, Inc. and its wholly owned subsidiary, Merchants Bank of Bangor, after receiving all proper approvals.”

For the quarter ended December 31, 2019, net income decreased $0.1 million, or 5%, to $2.7 million from $2.8 million for the same 2018 period.  Earnings per share on a diluted basis were $0.71 and $0.75 for the fourth quarters of 2019 and 2018, respectively.  ROA and ROE were 1.06% and 10.19%, respectively, for the fourth quarter of 2019 and 1.17% and 12.43%, respectively, for the fourth quarter of 2018.  The quarter-over-quarter decrease was caused by 8%  higher non-interest expenses due to incurring $0.4 million of merger-related expenses in the fourth quarter of 2019.  If not for these merger-related expenses, net income would have otherwise increased $0.2 million when compared to the fourth quarter 2018 period, driven primarily by higher non-interest income.

Excluding the $0.4 million in merger-related acquisition expenses incurred in conjunction with the acquisition of MNB Corporation and Merchants Bank of Bangor as well as the corresponding tax impact at the marginal tax rate, adjusted net income (non-GAAP) for the three and twelve months ended December 31, 2019, would have been $3.1 million, or $0.81 diluted earnings per share, and $12.0 million, or $3.14 diluted earnings per share, respectively, which represents an increase of 8% and 9%, respectively, compared to the three and twelve months ended December 31, 2018.

Consolidated Fourth Quarter Operating Results Overview

Net interest income was $8.0 million for the fourth quarter of 2019, a 1%, increase over the  $8.0 million earned for the fourth quarter of 2018.    The slight net interest income growth resulted from a  $29.5 million larger average balance of interest-earning assets which  increased interest income by $0.3 million.  The loan portfolio had the biggest impact, producing a  $0.4 million increase in interest income from a  $30.5 million higher average balance earning a four basis point higher yield with all portfolios contributing to the increase.  Interest income from the investment portfolio declined $0.1 million due to lower yields earned on mortgage-backed securities and municipal securities.  Partially offsetting the total interest income growth, interest expense increased $0.3 million.  The average balance of interest-bearing deposits increased $81.0 million and the rates paid on these deposits increased 23 basis points resulting in $0.5 million in additional interest expense.  The Company utilized $42.5 million less in average overnight borrowings and FHLB advances which mitigated the increased deposit costs reducing interest expense from borrowings by $0.2 million.  The overall cost of interest-bearing liabilities was 1.10% for the fourth quarter of 2019, an increase of 11 basis points over the 0.99%  paid for the fourth quarter of 2018.  The Company’s FTE (non-GAAP) net interest spread was 3.16% for the fourth quarter of 2019, or 11 basis points lower than the 3.27% recorded for the same 2018 quarter.  The decrease was due to the rates paid on interest-bearing liabilities increasing while the yields earned on interest-earning assets remained stable.  Between July and October 2019, the Federal Reserve cut short-term rates by 75 basis points.  As a result, yields on earning assets have declined throughout the second half of this year, but decreases in deposit rates have lagged.  The cost of funds increased 10 basis points to 0.86% for the fourth quarter of 2019 from 0.76% for the fourth quarter of 2018.    The Company’s FTE net interest margin decreased by nine basis points to 3.45% for the three months ended December 31, 2019 from 3.54% for the same 2018 period.

The provision for loan losses was $255 thousand for the fourth quarter of 2019, a $70 thousand decrease compared to $325 thousand for the fourth quarter of 2018.    The overall decrease in the level of provision for loan losses from the fourth quarter of 2018 was primarily due to a recovery received from the pay-off of a non-accrual loan during the fourth quarter of 2019.

Total other income increased $0.3 million to $2.6 million for the fourth quarter of 2019 compared to $2.3 million for the fourth quarter of 2018.   The increase in other income was primarily due to $0.1 million higher service charges on loans and $0.1 million more in gains on loan sales during the fourth quarter of 2019 compared to the same 2018 period.

Other expenses increased $0.5 million, or 8%, for the fourth quarter of 2019 to $7.0 million from $6.5 million for the same 2018 quarter.  Most of the increase was due to $0.5 million higher professional service expenses, stemming from the merger costs, and $0.3 million in added salaries and employee benefits partially offset by $0.1 million decrease in advertising expenses, $0.1 million reduction in the FDIC assessment and $0.1 million more loan cost reimbursement credits.

The provision for income taxes increased $0.1 million for the fourth quarter of 2019 despite lower income before income taxes than the fourth quarter of 2018.  The decrease was due to certain facilitating merger related expenses that are not deductible.

Consolidated Year-To-Date Operating Results Overview

Net interest income was $31.7 million for the year ended December 31, 2019 compared to $30.5 million for the year ended December 31, 2018.  The $1.2 million, or 4%, improvement was the result of earnings from a larger average balance of higher-yielding interest-earning assets which more than offset the increased interest expense from higher rates paid on more interest-bearing liabilities.  The loan portfolio caused the largest impact, producing $3.3 million more in interest income, of which $1.9 million was the result of higher average loan balances and $1.4 million stemmed from higher yields earned on loans.  The investment portfolio contributed

$0.4 million in additional earnings, primarily from larger average balances of mortgage-backed securities and municipal securities.  On the liability side, interest expense increased by $2.7 million primarily due to higher rates paid on $56.9 million more interest-bearing deposits.  A larger average balance of borrowings at higher rates also contributed $0.3 million in additional interest expense.  FTE net interest spread was 3.22% for 2019, or 15 basis points lower than the 3.37% recorded for 2018.  The rates paid on interest-bearing liabilities rose faster than the yields earned on interest-earning assets, which reduced the spread.  Over the same time period, the Company’s FTE net interest margin decreased by seven basis points to 3.52% from 3.59%.

For 2019, the provision for loan losses was $1.1 million compared to $1.5  million for 2018.  The $0.4 million reduction in the provision was due to higher recoveries during 2019 along with improved asset quality when compared to 2018.

Total other income for the year ended December 31, 2019 was $10.2 million, an increase of $1.0 million, or 11%, from $9.2 million for the year ended December 31, 2018.  The increase in other income was comprised primarily of the following: $0.5 million in loan service charges, $0.2 million in interchange fees and $0.2 million in wealth management fees.

Other expenses increased to $26.9 million,  for the year ended December 31, 2019, an increase of $1.8 million, or 7%, from $25.1 million for the year ended December 31, 2018.  The largest driver of this increase was a $1.1 million increase in salaries and employee benefits expense.  In addition, there was $0.3 million in additional premises and equipment expenses, a $0.3 million increase in data processing expense, $0.2 million higher professional service expenses, $0.1 million increase in automated transaction processing expenses and $0.1 million more loan collection expenses.  These increases were partially offset by $0.1 million lower FDIC assessment and $0.1 million more capitalized loan origination costs.

Consolidated Balance Sheet & Asset Quality Overview

During 2019, the Company’s total assets grew to over $1 billion for the first time.  The  Company’s total assets increased $28.8 million, or 3%, to $1,009.9 million at December 31, 2019 from $981.1 million at December 31, 2018.  This asset growth resulted primarily from a  $21.3 million increase in the loan portfolio.  Deposit growth of $65.6 million was used to pay down $55.2 million in borrowings and to fund loan growth.  The Company  will focus on increasing assets by continuing to use its relationship management strategy and acquisition strategy to grow loans and deposits and achieve profitable returns.  The Company has begun its Luzerne County expansion plans, opening the Back Mountain branch in December 2018 and the Mountain Top branch in October 2019.

Total non-performing assets were $5.0 million, or 0.50% of total assets, at December 31, 2019.  Non-performing assets decreased $1.3 million from December 31, 2018, as a $0.9 million decrease in accruing troubled debt restructured loans and a $0.6 million decrease in non-performing loans was partially offset by a $0.2 million increase in other real estate owned.  Net charge-offs to average total loans increased to 0.15% at December 31, 2019 compared to 0.13% at December 31, 2018.

During 2019, the Company purchased an additional $2.0 million of bank-owned life insurance for tax-free income to mitigate added employee benefit costs.  In addition, on January 1, 2019, the Company recognized right-of-use assets and lease liabilities for leases classified as operating leases as it transitioned to ASU 2016-02, Leases (Topic 842).    At December 31, 2019, the right-of-use assets and operating lease liabilities amounted to $6.0 million and $6.6 million, respectively.

Shareholders’ equity increased $13.3 million, or 14%, to $106.8 million at December 31, 2019 from $93.5 million at December 31, 2018.   Net income of $11.6 million was supplemented by a  $4.7 million, after tax, improvement in net unrealized gains from the investment portfolio.  An additional $1.1 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation, was offset by $4.0 million in cash dividends paid to shareholders.  The Company remains well capitalized and is positioned for continued growth with total shareholders’ equity at 10.58% of total assets at December 31, 2019.  Book value per share was $28.25 at December 31, 2019 compared to $24.89 at December 31, 2018.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisors to the clients served by The Fidelity Deposit and Discount Bank and is proud to be an active member of the community of Northeastern Pennsylvania.  Part of the Bank’s mission is to be a good corporate partner within its market areas by providing over 2,900 hours of volunteer time to non-profit organizations yearly.    The Company serves multiple office locations throughout Lackawanna and Luzerne Counties providing personal and business banking products and services, including wealth management planning through fiduciary activities with the Bank’s full trust powers; as well as offering a full array of asset management services.  The Bank provides 24 hour, 7 day a week service to customers through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.

Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  In the event of such a disclosure or release, the Securities and Exchange Commission’s (SEC) Regulation G requires: (i) the presentation of the most directly comparable financial measure calculated and presented in accordance with GAAP and (ii) a reconciliation of the differences between the non-GAAP financial measure presented and the most directly comparable financial measure calculated and presented in accordance with GAAP.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.

Interest income was fully-taxable equivalent (FTE) adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2019 and 2018.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪	the effects of economic conditions on current customers, specifically the effect of the economy on loan customers’ ability to repay loans;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including the Tax Cuts and Jobs Act and Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated there under;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	volatilities in the securities markets;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$15,663	$17,485
Investment securities	185,117	182,810
Federal Home Loan Bank stock	4,383	6,339
Loans and leases	755,053	733,771
Allowance for loan losses	(9,747)	(9,747)
Premises and equipment, net	20,998	18,289
Life insurance cash surrender value	23,261	20,615
Other assets	15,199	11,540

Total assets	$1,009,927	$981,102

Liabilities
Non-interest-bearing deposits	$192,023	$194,731
Interest-bearing deposits	643,714	575,452
Total deposits	835,737	770,183
Short-term borrowings	37,839	76,366
FHLB advances	15,000	31,704
Other liabilities	14,516	9,292
Total liabilities	903,092	887,545

Shareholders' equity	106,835	93,557

Total liabilities and shareholders' equity	$1,009,927	$981,102

Average Year-To-Date Balances:	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$15,364	$18,639
Investment securities	189,720	172,085
Loans and leases, net	722,466	678,217
Premises and equipment, net	18,465	16,389
Other assets	38,537	32,612

Total assets	$984,552	$917,942

Liabilities
Non-interest-bearing deposits	$195,393	$196,790
Interest-bearing deposits	621,618	564,763
Total deposits	817,011	761,553
Short-term borrowings	35,243	37,558
FHLB advances	18,074	22,109
Other liabilities	13,517	7,697
Total liabilities	883,845	828,917

Shareholders' equity	100,707	89,025

Total liabilities and shareholders' equity	$984,552	$917,942

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended		Twelve Months Ended
	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Interest income
Loans and leases	$8,591	$8,173	$33,441	$30,113
Securities and other	1,358	1,451	5,828	5,217

Total interest income	9,949	9,624	39,269	35,330

Interest expense
Deposits	1,687	1,140	6,176	3,811
Borrowings and debt	251	520	1,378	1,062

Total interest expense	1,938	1,660	7,554	4,873

Net interest income	8,011	7,964	31,715	30,457

Provision for loan losses	(255)	(325)	(1,085)	(1,450)
Other income	2,615	2,263	10,193	9,200
Other expenses	(7,073)	(6,530)	(26,921)	(25,072)

Income before income taxes	3,298	3,372	13,902	13,135

Provision for income taxes	(584)	(525)	(2,326)	(2,129)
Net income	$2,714	$2,847	$11,576	$11,006

	Three Months Ended
	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Interest income
Loans and leases	$8,591	$8,499	$8,193	$8,158	$8,173
Securities and other	1,358	1,509	1,464	1,497	1,451

Total interest income	9,949	10,008	9,657	9,655	9,624

Interest expense
Deposits	1,687	1,683	1,474	1,331	1,140
Borrowings and debt	251	325	389	414	520

Total interest expense	1,938	2,008	1,863	1,745	1,660

Net interest income	8,011	8,000	7,794	7,910	7,964

Provision for loan losses	(255)	(320)	(255)	(255)	(325)
Other income	2,615	2,632	2,489	2,457	2,263
Other expenses	(7,073)	(6,643)	(6,435)	(6,770)	(6,530)

Income before income taxes	3,298	3,669	3,593	3,342	3,372

Provision for income taxes	(584)	(611)	(591)	(540)	(525)
Net income	$2,714	$3,058	$3,002	$2,802	$2,847

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Assets
Cash and cash equivalents	$15,663	$18,687	$19,190	$15,310	$17,485
Investment securities	185,117	189,246	189,899	182,496	182,810
Federal Home Loan Bank stock	4,383	3,818	4,396	3,663	6,339
Loans and leases	755,053	750,470	735,685	713,761	733,771
Allowance for loan losses	(9,747)	(9,441)	(9,495)	(9,522)	(9,747)
Premises and equipment, net	20,998	18,149	18,353	18,186	18,289
Life insurance cash surrender value	23,261	23,094	22,926	22,761	20,615
Other assets	15,199	17,401	16,085	17,565	11,540

Total assets	$1,009,927	$1,011,424	$997,039	$964,220	$981,102

Liabilities
Non-interest-bearing deposits	$192,023	$203,816	$215,973	$230,610	$194,731
Interest-bearing deposits	643,714	648,506	623,650	594,675	575,452
Total deposits	835,737	852,322	839,623	825,285	770,183
Short-term borrowings	37,839	24,355	29,105	5,906	76,366
FHLB advances	15,000	15,000	15,000	21,704	31,704
Other liabilities	14,516	14,958	11,885	13,583	9,292
Total liabilities	903,092	906,635	895,613	866,478	887,545

Shareholders' equity	106,835	104,789	101,426	97,742	93,557

Total liabilities and shareholders' equity	$1,009,927	$1,011,424	$997,039	$964,220	$981,102

Average Quarterly Balances:	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Assets
Cash and cash equivalents	$15,048	$15,357	$14,518	$16,548	$14,682
Investment securities	190,909	194,125	189,704	184,017	183,548
Loans and leases, net	746,867	727,441	704,748	710,351	715,974
Premises and equipment, net	18,924	18,288	18,362	18,281	16,499
Other assets	39,362	40,008	38,135	36,598	33,921

Total assets	$1,011,110	$995,219	$965,467	$965,795	$964,624

Liabilities
Non-interest-bearing deposits	$194,313	$198,188	$193,702	$195,349	$200,936
Interest-bearing deposits	654,205	630,810	602,161	598,582	573,211
Total deposits	848,518	828,998	795,863	793,931	774,147
Short-term borrowings	27,160	34,096	39,291	40,587	59,289
FHLB advances	15,000	15,000	18,831	23,593	31,704
Other liabilities	14,773	14,008	12,477	12,783	8,625
Total liabilities	905,451	892,102	866,462	870,894	873,765

Shareholders' equity	105,659	103,117	99,005	94,901	90,859

Total liabilities and shareholders' equity	$1,011,110	$995,219	$965,467	$965,795	$964,624

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Selected returns and financial ratios
Basic earnings per share	$0.71	$0.82	$0.79	$0.74	$0.76
Diluted earnings per share	$0.71	$0.80	$0.79	$0.73	$0.75
Dividends per share	$0.28	$0.26	$0.26	$0.26	$0.26
Yield on interest-earning assets (FTE)*	4.26%	4.35%	4.36%	4.40%	4.26%
Cost of interest-bearing liabilities	1.10%	1.17%	1.13%	1.07%	0.99%
Cost of funds	0.86%	0.91%	0.88%	0.82%	0.76%
Net interest spread (FTE)*	3.16%	3.18%	3.23%	3.33%	3.27%
Net interest margin (FTE)*	3.45%	3.49%	3.54%	3.62%	3.54%
Return on average assets	1.06%	1.22%	1.25%	1.18%	1.17%
Return on average equity	10.19%	11.77%	12.16%	11.98%	12.43%
Efficiency ratio (FTE)*	65.38%	61.41%	61.47%	64.15%	62.66%
Expense ratio	1.75%	1.60%	1.64%	1.81%	1.76%

	Twelve Months Ended
	Dec. 31, 2019	Dec. 31, 2018
Basic earnings per share	$3.06	$2.93
Diluted earnings per share	$3.03	$2.90
Dividends per share	$1.06	$0.98
Yield on interest-earning assets (FTE)*	4.34%	4.15%
Cost of interest-bearing liabilities	1.12%	0.78%
Cost of funds	0.87%	0.59%
Net interest spread (FTE)*	3.22%	3.37%
Net interest margin (FTE)*	3.52%	3.59%
Return on average assets	1.18%	1.20%
Return on average equity	11.49%	12.36%
Efficiency ratio (FTE)*	63.11%	62.10%
Expense ratio	1.70%	1.73%

Non-GAAP Measures	Three Months Ended		Twelve Months Ended
(dollars in thousands except per share data)	Dec. 31, 2019	Dec. 31, 2018	Dec. 31, 2019	Dec. 31, 2018
Net income	$2,714	$2,847	$11,576	$11,006
Merger-related expenses, net of income taxes	371	-	411	-
Adjusted net income*	$3,085	$2,847	$11,987	$11,006
Adjusted basic earnings per share*	$0.82	$0.76	$3.17	$2.93
Adjusted diluted earnings per share*	$0.81	$0.75	$3.14	$2.90
Interest income adjustment to FTE*	$192	$196	$750	$718

*  See non-GAAP Financial Measures above.

Other financial data	At period end:
(dollars in thousands except per share data)	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 31, 2019	Dec. 31, 2018
Book value per share	$28.25	$27.71	$26.82	$25.85	$24.89
Equity to assets	10.58%	10.36%	10.17%	10.14%	9.54%
Allowance for loan losses to:
Total loans	1.29%	1.26%	1.29%	1.34%	1.34%
Non-accrual loans	2.65x	2.45x	2.31x	2.54x	2.27x
Non-accrual loans to total loans	0.49%	0.51%	0.56%	0.53%	0.59%
Non-performing assets to total assets	0.50%	0.55%	0.62%	0.62%	0.64%
Net charge-offs to average total loans	0.15%	0.21%	0.21%	0.27%	0.13%

Capital Adequacy Ratios
Total risk-based capital ratio	15.76%	15.56%	15.01%	15.24%	14.75%
Common equity tier 1 risk-based capital ratio	14.51%	14.31%	13.76%	13.99%	13.50%
Tier 1 risk-based capital ratio	14.51%	14.31%	13.76%	13.99%	13.50%
Leverage ratio	10.39%	10.20%	10.26%	9.99%	9.79%